UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2005

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(404) 364-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)	(1) The Option Agreement to Purchase Stock by and between Susan McGrogan and Transcend Services, Inc. (“Transcend”) effective as of August 15, 2005, (the “Agreement”) was approved under the terms and conditions of the Agreement on August 15, 2005. Susan McGrogan is a Florida resident and current employee of Transcend. Susan is also the co-founder of Medical Dictation, Inc. which was purchased by Transcend January 31, 2005.

(a)	(2) Under the terms of the Agreement Transcend has granted to Ms. McGrogan four options to purchase shares of common stock each at a total exercise price of $200,000 on August 15, 2005, February 15, 2006, August 15, 2006 and February 15, 2007. No separate consideration was received by Transcend for the option grants. The Exercise Price for each option shall be comprised of $100,000 in cash and a $100,000 reduction in the amount of the outstanding principal balance of the $3,500,000 Transcend Promissory Note dated January 31, 2005 in favor of Ms. McGrogan. The total number of shares purchased will be equal to the total exercise price divided by 110% of the average closing price per share of the Transcend common stock on the National Association of Stock Dealers Automatic Quotation System for the ten trading days immediately prior to the Effective Date of Exercise. Should Ms. McGrogan choose not to exercise an option the debt would not be reduced. Ms. McGrogan purchased 71,942 shares of Transcend common stock on August 15, 2005 pursuant to this agreement.

Item 3.02. Unregistered Sales of Equity Securities.

(a)	See Item 1.01 of this report for information responsive to this Item 3.02, which is incorporated herein by reference. The issuance of these securities was made pursuant to a claim of exemption from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) and/or Regulation D promulgated thereafter. Ms. McGrogan acquired the securities for investment purposes only and not with a view to distribution thereof, and received or had access to adequate information about Transcend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: August 18, 2005	/s/ Mark D. Meersman
Mark D. Meersman
Chief Financial Officer
(Principal Financial Officer)